UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of Report : December 22, 2005

Date of earliest event being reported : December 15, 2005

IPALCO ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-8644

Indiana	35-1575582
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Monument Circle
Indianapolis, Indiana    46204
(Address of principal executive offices, including zip code)

(317) 261-8261
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Cautionary Note Regarding Forward-Looking Statements

This Report on Form 8-K includes ``forward-looking statements.'' Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, our future revenues, income or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words "could," "may," "predict," "anticipate," "would," "believe," "estimate," "expect," "forecast," "project," "objective" and similar expressions are intended to identify forward-looking statements. Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward- looking statements include, but are not limited to regulatory action, weather and weather related damage, generating unit availability and capacity, unanticipated maintenance and capital expenditures and issues related to our participation in the Midwest Independent Transmission System Operators. Please refer to IPALCO's most recently filed Report on Form 10-Q for a listing of additional factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements. IPL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 8.01. Other Events

New Union Contract

On December 15, 2005, the International Brotherhood of Electrical Workers ("IBEW") Physical Bargaining Unit ratified a new three-year agreement with Indianapolis Power & Light Company ("IPL"). This unit of the IBEW represents approximately 760 IPL employees.

Indiana Office of Utility Consumer Counselor ("OUCC") Agreement

We are filing this Form 8-K to update disclosures made in our Form 8-K filed on October 31, 2005 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2005 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources - Other Regulatory Matters - Fuel Adjustment Charge Proceedings", which stated to the following effect:

IPL and the Indiana Office of Utility Consumer Counselor ("OUCC") have reached an agreement to resolve certain Fuel Adjustment Charge allocation issues previously raised by the OUCC, including the treatment of IPL's alternative regulation program (Elect Plan) through the balance of its expiration at the end of 2006. The parties have also agreed to enter into good faith discussions regarding a new alternative regulation program to replace the Elect Plan upon its expiration and the potential filing of new depreciation rates. IPL is phasing out new offers and renewals under the Elect Plan and beginning August 2005, will voluntarily treat Elect Plan revenues in excess of fuel and program costs as jurisdictional revenue for purposes of the authorized annual jurisdictional net operating income determination. IPL will also seek regulatory approval to provide a one-time energy assistance credit to residential customers, payable in January 2006, of $25 per customer (for approximately $10 million in the aggregate).  IPL will accrue the liability for the credit in the fourth quarter, 2005.

IPL learned that it would not receive regulatory approval of its administrative filing with the Indiana Utility Regulatory Commission ("IURC") in time to implement the $25 energy assistance credit to residential customers in January 2006. Accordingly, IPL and the OUCC have agreed to nullify all terms of the agreement and IPL has withdrawn its filing. IPL's fourth quarter results therefore will not reflect an accrued liability for the energy assistance credit. Moreover, as was the case prior to the agreement with the OUCC, IPL will treat Elect Plan revenues in excess of fuel and program costs as non-jurisdictional revenue for purposes of the authorized annual jurisdictional net operating income determination, as authorized by the IURC. IPL continues to phase out new offers and renewals under the Elect Plan, which expires December 31, 2006. We expect to enter into further discussions with the OUCC and other interested parties regarding future offerings that would be beneficial to IPL and its customers.

Our calculations show that IPL's rolling annual jurisdictional retail electric operating income was slightly greater than the authorized annual jurisdictional net operating income for the final 2005 measurement period which ended in October 2005. After the October 2005 measurement period and through the expiration of Elect Plan, we do not anticipate IPL's rolling annual jurisdictional retail electric operating income to be greater than the authorized annual jurisdictional net operating income. Please refer to the Management's Discussion and Analysis section of IPALCO's most recently filed Form 10-Q for a discussion of factors that can impact operating results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2005

IPALCO ENTERPRISES, INC.

By /s/ Frank Marino

Name: Frank Marino

Title: Vice President and Chief Financial Officer